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                                                                      EXHIBIT 99

                                      G&L
                                      ---
                                 REALTY CORP.
                                     NEWS

RELEASE:                                            CONTACT:
Immediate                                           Michael Gordon 310-273-9930
                                                    E-mail: mgordon@glrealty.com

             G&L REALTY CORP. ANNOUNCES RECEIPT OF A HIGHER OFFER
             ----------------------------------------------------
                   TO ACQUIRE ITS PUBLICLY-HELD COMMON STOCK
                   -----------------------------------------

     BEVERLY HILLS, California; February 20, 2001. G&L Realty Corp. (NYSE: GLR) today announced that it has received a revised proposal from Daniel M. Gottlieb and Steven D. Lebowitz, the Chief Executive Officer and the President, respectively, of the Company, under which they would acquire all the outstanding shares of Common Stock of the Company not held by them for a cash price of $11.00 per share. This is 10% higher than the offer of $10.00 per share that they originally made in November 2000. The proposal contemplates a merger of an entity newly formed by Messrs. Gottlieb and Lebowitz with and into the Company. The Series A and Series B Preferred Stock would remain outstanding following consummation of the transaction.

     The Company currently has outstanding 2,334,000 shares of Common Stock. Messrs. Gottlieb and Lebowitz together now directly own approximately 29% of the Common Stock of the Company. Giving effect to the conversion of their Operating Partnership units to Common Stock, their holdings would constitute approximately 43% of the Company's outstanding Common Stock.

     The proposal is conditioned upon, among other things, the negotiation of mutually satisfactory definitive agreements, approval of the stockholders of the Company (including the holders of a majority of the shares of Common Stock not held by Messrs. Gottlieb and Lebowitz), the delivery of a fairness opinion to the Board of Directors by Houlihan Lokey Howard & Zukin, its financial advisors, and the receipt by Messrs. Gottlieb and Lebowitz of satisfactory financing to complete the transaction.

     The revised proposal has been submitted to a special committee of the Company's Board of Directors which had been established to consider the original proposal. The special committee is empowered to evaluate and, if appropriate, negotiate with respect to the proposal and to make a recommendation to the Board of Directors with respect to any proposed transaction.


                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                     Tel: 310-273-9930  Fax: 310-248-2222
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     Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

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                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                     Tel: 310-273-9930  Fax: 310-248-2222